Exhibit 21.1

Subsidiaries of the Registrant

(as of November 28, 2017)

Subsidiary Name	State or Country of Incorporation or Formation
CyrusOne GP	Maryland
CyrusOne LP	Maryland
CyrusOne Finance Corp.	Maryland
CyrusOne LLC	Delaware
CyrusOne TRS Inc.	Delaware
CyrusOne Foreign Holdings LLC	Delaware
CyrusOne Government Services LLC	Delaware
Cervalis Holdings LLC	Delaware
Cervalis LLC	Delaware
CyrusOne-NC LLC	Delaware
CyrusOne-NJ LLC	Delaware
Cyrus One UK Holdco LLP	United Kingdom
Cyrus One UK Limited	United Kingdom